Exhibit 3.2

SECOND AMENDED AND RESTATED
BYLAWS
OF
ZIONS BANCORPORATION, NATIONAL ASSOCIATION
APRIL 1, 2019

INDEX TO SECOND AMENDED AND RESTATED BYLAWS
OF
ZIONS BANCORPORATION, NATIONAL ASSOCIATION

Table of Content

Page
ARTICLE I Offices; Governance Procedures	1
Section 1.01 Business Offices	1
Section 1.02 Principal Office	1
Section 1.03 Governance Procedures	1

ARTICLE II Shareholders	1
Section 2.01 Annual Meeting	1
Section 2.02 Special Meetings Section 2.03 Place of Meetings Section 2.04 Notice of Meetings	1
Section 2.03 Place of Meetings	1
Section 2.04 Notice of Meetings
Section 2.05 Fixing of Record Date
Section 2.06 Shareholder List for Meetings
Section 2.07 Shareholder Quorum and Voting Requirements
Section 2.08 Increasing Quorum or Voting Requirements
Section 2.09 Proxies
Section 2.10 Voting of Shares
Section 2.11 Association’s Acceptance of Votes
Section 2.12 Meetings by Telecommunication
Section 2.13 Voting Trusts and Agreements
Section 2.14 Voting for Directors
Section 2.15 Maintenance of Records and Shareholder Inspection Rights
Section 2.16 Financial Statements and Share Information
Section 2.17 [Reserved.]
Section 2.18 Shares Held by Nominees8
Section 2.19 Notice of Shareholder Business and Nominations8
Section 2.20 Shareholder Nominations12

ARTICLE III Board of Directors23
Section 3.01 General Powers23
Section 3.02 Qualifications23
Section 3.03 Number and Tenure24
Section 3.04 Resignation24
Section 3.05 Removal24
Section 3.06 Vacancies 25
Section 3.07 Regular Meetings25
Section 3.08 Special Meetings25
Section 3.09 Place of Meetings - Meetings by Telephone25
Section 3.10 Notice of Meetings25
Section 3.11 Waiver of Notice26

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Section 3.12 Quorum and Manner of Acting26
Section 3.13 Action Without a Meeting26
Section 3.14 Altering Quorum or Voting Requirements27
Section 3.15 Compensation27
Section 3.16 Committees27
Section 3.17 Standards of Conduct28
Section 3.18 Limitation of Liability
ARTICLE IV Executive Committee28
Section 4.01 Appointment28
Section 4.02 Authority29
Section 4.03 Tenure and Qualifications29
Section 4.04 Meetings29
Section 4.05 Quorum and Manner of Acting29
Section 4.06 Action Without a Meeting29
Section 4.07 Vacancies29
Section 4.08 Resignations and Removal29
Section 4.09 Procedure30

ARTICLE V Officers30
Section 5.01 Number and Qualifications30
Section 5.02 Appointment and Term of Office30
Section 5.03 Removal and Resignation of Officers30
Section 5.04 Authority and Duties30
Section 5.05 Surety Bonds33
Section 5.06 Compensation33

ARTICLE VI Trust Department33
Section 6.01 Trust Department33
Section 6.02 Senior Trust Officers
Section 6.03 Trust Department Files33
Section 6.04 Trust Investments33
Section 6.05 Audits of the Trust Department33
ARTICLE VII Stock34
Section 7.01 Certificates for Shares; Shares Without Certificates34
Section 7.02 Restrictions on Transfer of Shares Permitted35
Section 7.03 Acquisition of Shares by the Association35

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ARTICLE VIII Indemnification35

Section 8.01	Indemnification35

Section 8.02	Banking Agency Proceedings or Actions36

Section 8.03	Certain Restrictions on Indemnification36

Section 8.04	Mandatory Indemnification36

Section 8.05	Determination36

Section 8.06	General Indemnification36

Section 8.07	Advances36

Section 8.08	Scope of Indemnification37

Section 8.09	Insurance37

Section 8.10	Reliance Upon Corporate Records37

Section 8.11	Other Rights and Remedies37

Section 8.12	Severability37
ARTICLE IX Amendments to Bylaws38

Section 9.01	Authority to Amend38
ARTICLE X Miscellaneous38

Section 10.01	Corporate Seal38

Section 10.02	Fiscal Year38

Section 10.03	Execution of Instruments38

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Article I
Offices; Governance Procedures
Section 1.01    Business Offices. Zions Bancorporation, National Association (the “Association”) may have such offices, either within or outside Utah, as the board of directors of the Association (the “Board of Directors”) may from time to time determine or as the business of the Association may from time to time require.
Section 1.02    Principal Office. The principal office of the Association shall be located at any place either within or outside Utah. The Association shall maintain at its principal office a copy of such corporate records as required by applicable law and Section 2.16 of these Bylaws.
Section 1.03    Governance Procedures. The Association elects to follow, to the extent not inconsistent with applicable Federal banking statutes or regulations, or bank safety and soundness, the corporate governance procedures of Utah, the state in which the main office of the Association is located.
ARTICLE II
Shareholders
Section 2.01    Annual Meeting. The annual meeting of the shareholders shall be held each year on a date and at a time and place designated by the Board of Directors. In the absence of such designation, the annual meeting of shareholders shall be held at 10:00 a.m. on the last Tuesday during the month of April at the Association’s headquarters. If the day fixed for the annual meeting is a legal holiday in Utah, then the meeting shall be held at the same time and place on the next succeeding banking day. At the meeting, directors shall be elected and any other proper business may be transacted. If the election of directors shall not be held on the day designated herein for any annual meeting of the shareholders, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a meeting of the shareholders as soon thereafter as may be convenient. Failure to hold an annual meeting as required by these Bylaws shall not affect the validity of any corporate action or work a forfeiture or dissolution of the Association.
Section 2.02    Special Meetings. The Board of Directors, or any one or more shareholders owning, in the aggregate, not less than 51 percent of the votes entitled to be cast on any issue proposed to be considered at the meeting, may call a special meeting of shareholders at any time.
Section 2.03    Place of Meetings. Each annual or special meeting of the shareholders shall be held at such place, either within or outside Utah, as may be designated by the Board of Directors. In the absence of any such designation, meetings shall be held at the principal office of the Association.
Section 2.04    Notice of Meetings.
(a)    Required Notice. The Association shall give notice to shareholders of the date, time, and place of each annual and special meeting of the shareholders no fewer than ten (10)

nor more than sixty (60) days before the meeting date, by first class mail or email, unless the Office of the Comptroller of the Currency (the “OCC”) determines that an emergency circumstance exists. Unless otherwise required by law or the Association’s Second Amended and Restated Articles of Association (the “Articles of Association”), the Association is required to give the notice only to shareholders entitled to vote at the meeting. The notice requirement will be excused under certain circumstances with respect to shareholders whose whereabouts are unknown.
(b)    Contents of Notice. The notice of each special meeting must include a description of the purpose or purposes for which the meeting is called. Except as provided in this Section 2.04(b), or as otherwise required by applicable law, or the Articles of Association, notice of an annual meeting need not include a description of the purpose or purposes for which the meeting is called.
If a purpose of any shareholder meeting is to consider: (1) a proposed amendment to the Articles of Association; (2) a plan of merger or share exchange; (3) the sale, lease, exchange or other disposition of all, or substantially all, of the Association’s property; (4) the dissolution of the Association; or (5) the removal of a director, the notice must so state and be accompanied by a copy or summary of the transaction documents.
(c)    Adjourned Meeting. If any annual or special meeting of shareholders is adjourned to a different date, time or place, then, subject to the requirements of the following sentence, notice need not be given of the new date, time and place if the new date, time and place are announced at the meeting before adjournment. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date for the adjourned meeting is or must be fixed under Section 2.05 of these Bylaws, notice of the adjourned meeting must be given pursuant to the requirements of paragraph 2.04(a) of these Bylaws to shareholders of record entitled to vote at the meeting.
Section 2.05    Fixing of Record Date. For the purpose of determining shareholders of any voting group entitled to: (i) notice of or to vote at any meeting of shareholders or any adjournment thereof; (ii) take action without a meeting; (iii) demand a special meeting; (iv) receive payment of any distribution or share dividend; or (v) take any other action, the Board of Directors may fix in advance a date as the record date for one or more voting groups in reasonable proximity to the date that notice is given to such shareholders. If no record date is otherwise fixed by the Board of Directors as provided herein, then the record date for the purposes set forth below shall be the close of business on the dates indicated:
(a)    With respect to a determination of shareholders entitled to notice of and to vote at an annual or special meeting of shareholders, the day before the first notice is delivered to shareholders;
(b)    With respect to a determination of shareholders entitled to demand a special meeting of shareholders, the later of (i) the earliest date of any of the demands pursuant to which the meeting is called, and (ii) the date that is sixty days prior to the date the first of the written demands pursuant to which the meeting is called is received by the Association;

(c)    With respect to a determination of shareholders entitled to a share dividend, the date the Board of Directors authorizes the share dividend; and
(d)    With respect to a determination of shareholders entitled to a distribution (other than one involving a purchase or reacquisition of shares for which no record date is necessary), the date the Board of Directors authorizes the distribution.
A determination of shareholders entitled to notice of or to vote at any meeting of shareholders is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.
Section 2.06    Shareholder List for Meetings. The officer or agent having charge of the stock transfer books for shares of the Association shall prepare a list of the names of all shareholders entitled to be given notice of, and to vote at, each meeting of shareholders. The list must be arranged by voting group and within each voting group by class or series of shares. The list must be in alphabetical order within each class or series of shares and must show the address of, and the number of shares held by, each shareholder. The shareholder list must be available for inspection by any shareholder, beginning on the earlier of (i) ten days before the meeting for which the list was prepared, or (ii) two banking days after notice of the meeting is given, and continuing through the meeting and any adjournments thereof. The list must be available at the Association’s principal office or at a place identified in the meeting notice in the city where the meeting is to be held. A shareholder or a shareholder’s agent or attorney is entitled, on written demand to the Association, to inspect and copy the list during regular business hours during the period it is available for inspection. The list is to be available at the meeting for which it was prepared, and any shareholder or any shareholder’s agent or attorney is entitled to inspect the list at any time during the meeting for any purpose germane to the meeting. The shareholder list is to be maintained in written form or in another form capable of conversion into written form within a reasonable time.
Section 2.07    Shareholder Quorum and Voting Requirements. If the Articles of Association or applicable law provides for voting by a single voting group on a matter, action on that matter is taken when voted upon by that voting group.
Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of such shares exists with respect to that matter. Unless the Articles of Association, a bylaw adopted pursuant to Section 2.08 hereof or applicable law provides otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that group for action on that matter.
If the Articles of Association or applicable law provides for voting by two or more voting groups on a matter, action on that matter is taken only when voted upon by each of those voting groups counted separately. One voting group may vote on a matter even though another voting group entitled to vote on the matter has not voted.
Once a share is represented for any purpose at a meeting, including the purpose of determining that a quorum exists, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of the meeting, unless a new record date is or must be set for the adjourned meeting.
If a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action, unless the Articles of Association, a bylaw adopted pursuant to Section 2.08 hereof or applicable law requires a greater number of affirmative votes.
Section 2.08    Increasing Quorum or Voting Requirements. The Articles of Association may provide for a greater quorum or voting requirement for shareholders, or voting groups of shareholders, than is provided for by applicable law. An amendment to the Articles of Association that changes or deletes a greater quorum or voting requirement must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirements then in effect. If authorized by the Articles of Association, the shareholders may adopt, amend, or repeal a bylaw that fixes a greater quorum or voting requirement for shareholders, or voting groups of shareholders.
Section 2.09    Proxies. At all meetings of shareholders, a shareholder may vote in person or by proxy. A shareholder may appoint a proxy by signing an appointment form, either personally or by the shareholder’s attorney-in-fact, or by any of the other means permitted under applicable law. A proxy appointment is valid for eleven months unless a longer period is expressly provided in the appointment form. Any person or group of persons, except the Association’s officers, clerks, tellers, or bookkeepers, may be designated as proxy. The Association’s directors or attorneys may act as proxy if they are not also employed as an officer, clerk, teller or bookkeeper of the Association.
Section 2.10    Voting of Shares. Unless otherwise provided in the Articles of Association or other applicable law, each outstanding share, regardless of class, is entitled to one vote, and each fractional share is entitled to a corresponding fractional vote, on each matter voted on at a shareholders’ meeting. Only shares are entitled to vote.
Except as otherwise provided by specific court order, shares of this Association are not entitled to be voted or to be counted in determining the total number of outstanding shares eligible to be voted if they are owned, directly or indirectly, by a second corporation, domestic or foreign, and this Association owns, directly or indirectly, a majority of the shares entitled to vote for directors of the second corporation. Notwithstanding the foregoing, in the election of directors, shares of this Association held by this Association as sole trustee, whether registered in its own name as such trustee or in the name of its nominee, are entitled to be voted and be counted by the registered owner if, under the terms of the trust, the manner in which such shares shall be voted may be determined by a donor or beneficiary of the trust and such donor or beneficiary actually directs how such shares shall be voted, and shares of this Association held by this Association and one or more persons as trustees may be voted by such other person or persons, as trustees, in the same manner as if he or they were the sole trustee; but no officer, clerk, teller, or bookkeeper of this Association shall act as proxy; and no shareholder whose liability is past due and unpaid shall be allowed to vote. Redeemable shares are not entitled to be voted after notice of redemption is mailed to the holders and a sum sufficient to redeem the shares has been deposited with a bank, trust company, or other financial institution under an irrevocable obligation to pay the holders the redemption price on surrender of the shares.
Section 2.11    Association’s Acceptance of Votes. If the name signed on a vote, consent, waiver, proxy appointment, or proxy appointment revocation corresponds to the name of a shareholder, the Association, if acting in good faith, is entitled to accept the vote, consent, waiver, proxy appointment, or proxy appointment revocation and give it effect as the act of the shareholder.
If the name signed on a vote, consent, waiver, proxy appointment, or proxy appointment revocation does not correspond to the name of a shareholder, the Association, if acting in good faith, is nevertheless entitled to accept the vote, consent, waiver, proxy appointment, or proxy appointment revocation and give it effect as the act of the shareholder if:
(a)    the shareholder is an entity and the name signed purports to be that of an officer or agent of the entity;
(b)    the name signed purports to be that of an administrator, executor, guardian, or conservator representing the shareholder and, if the Association requests, evidence of fiduciary status acceptable to the Association has been presented with respect to the vote, consent, waiver, proxy appointment, or proxy appointment revocation;
(c)    the name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the Association requests, evidence of this status acceptable to the Association has been presented with respect to the vote, consent, waiver, proxy appointment, or proxy appointment revocation;
(d)    the name signed purports to be that of a pledgee, beneficial owner, or attorney-in-fact of the shareholder and, if the Association requests, evidence acceptable to the Association of the signatory’s authority to sign for the shareholder has been presented with respect to the vote, consent, waiver, proxy appointment, or proxy appointment revocation;
(e)    two or more persons are the shareholder as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-tenants or fiduciaries and the person signing appears to be acting on behalf of all co-tenants or fiduciaries; or
(f)    the acceptance of the vote, consent, waiver, proxy appointment, or proxy appointment revocation is otherwise proper under rules established by the Association that are not inconsistent with applicable law.
If shares are registered in the names of two or more persons, whether fiduciaries, members of a partnership, co-tenants, husband and wife as community property, voting trustees, persons entitled to vote under a shareholder voting agreement or otherwise, or if two or more persons, including proxyholders, have the same fiduciary relationship respecting the same shares, then unless the Secretary (as defined below) of the Association or other officer or agent entitled to tabulate votes is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the effects set forth by applicable law.
The Association is entitled to reject a vote, consent, waiver, proxy appointment, or proxy appointment revocation if the Secretary or other officer or agent authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory’s authority to sign for the shareholder.
The Association and its officer or agent who accepts or rejects a vote, consent, waiver, proxy appointment, or proxy appointment revocation in good faith and in accordance with applicable law are not liable in damages to the shareholder for the consequences of the acceptance or rejection.
Corporate action based on the acceptance or rejection of a vote, consent, waiver, proxy appointment, or proxy appointment revocation under this section and applicable law is valid unless a court of competent jurisdiction determines otherwise.
Section 2.12    Meetings by Telecommunication. Unless otherwise provided in these Bylaws, any or all of the shareholders may participate in an annual or special meeting of shareholders by, or the meeting may be conducted through the use of, any means of communication by which all persons participating in the meeting can hear each other during the meeting. A shareholder participating in a meeting by this means is considered to be present in person at the meeting.
Section 2.13    Voting Trusts and Agreements. Voting trusts and agreements may be entered into among the shareholders in compliance with applicable law.
Section 2.14    Voting for Directors. In all elections of directors, each shareholder entitled to vote shall have the right to vote, in person or by proxy, each share owned by him for as many persons as there are directorships to be voted on. Except as may be otherwise required by the Articles of Association, each director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present, provided that the directors shall be elected by a plurality of the votes cast (meaning the nominees with the greatest number of shares voted “for” shall be elected without regard to votes cast “against” any nominee) at any contested election. For purposes of this Section 2.14, a contested election shall mean any election for which the number of nominees to serve as directors exceeds the number of directors to be elected, with the determination that an election is a contested election being made by the Board of Directors within ten (10) days of the initial distribution of the Association’s proxy statement for the relevant meeting.
Section 2.15    Maintenance of Records and Shareholder Inspection Rights.
(a)    Corporate Records. The Association shall keep as permanent records minutes of all meetings of its shareholders and Board of Directors, a record of all actions taken by the shareholders or Board of Directors without a meeting, a record of all actions taken on behalf of the Association by a committee of the Board of Directors in place of the Board of Directors, and a record of all waivers of notices of meetings of shareholders, meetings of the Board of Directors, or any meetings of committees of the Board of Directors. The Association shall also maintain appropriate accounting and shareholder records as required by applicable law. The Association shall keep at its principal office those corporate records and documents listed in the following paragraph.
(b)    Inspection Rights of Records Required at Principal Office. A shareholder or director of the Association (or such person’s agent or attorney) who gives the Association written notice of the demand at least five banking days before the proposed inspection date, has the right to inspect and copy, during regular business hours, any of the following records, all of which the Association is required to keep at its principal office:

(i)	its Articles of Association as then in effect;

(ii)	its Bylaws as then in effect;

(iii)	the minutes of all shareholders’ meetings, and records of all actions taken by shareholders without a meeting, for the past three years;

(iv)	all written communications within the past three years to shareholders as a group or to the holders of any class or series of shares as a group; and

(v)	a list of the names and addresses of its current officers and directors.
(c)    Conditional Inspection Rights. In addition to the inspection rights set forth in paragraph (b) above, a shareholder or director of the Association (or such person’s agent or attorney) who gives the Association a written demand in good faith and for a proper purpose at least five banking days before the requested inspection date, and describes in the demand with reasonable particularity the records proposed to be inspected and the purpose of the inspection, is entitled to inspect and copy, during regular business hours at a reasonable location specified by the Association, any of the following records of the Association:

(i)
excerpts from minutes of meetings of, and from actions taken by, the shareholders, the Board of Directors, or any committees of the Board of Directors, to the extent not subject to inspection under paragraph (b) of this Section 2.15;

(ii)	accounting records of the Association; and

(iii)	the record of shareholders (compiled no earlier than the date of the demand for inspection).
For the purposes of paragraph (c), a proper purpose means a purpose reasonably related to the demanding party’s interest as a shareholder or director. A party may not use any information obtained through the inspection or copying of records permitted by this paragraph (c) for any purposes other than those set forth in a proper demand as described above, and the officers of the Association are authorized to take appropriate steps to ensure compliance with this limitation.

Section 2.16    Financial Statements and Share Information. Upon the written request of any shareholder, the Association shall mail to the requesting shareholder:
(a)    its most recent annual or quarterly financial statements showing in reasonable detail its assets and liabilities and the results of its operations; and
(b)    information regarding the designations, preferences, limitations, and relative rights applicable to each class and series of shares of the Association, and the authority of the Board of Directors to determine variations for any existing or future class or series.
Section 2.17    [Reserved.]
Section 2.18    Shares Held by Nominees. The Board of Directors is authorized to establish for the Association from time to time such procedures as the directors may determine to be appropriate, by which the beneficial owner of shares that are registered by a nominee is recognized by the Association as a shareholder.
Section 2.19    Notice of Shareholder Business and Nominations.
(a)    Annual Meetings of Shareholders.

(i)
Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the shareholders at an annual meeting of shareholders may be made (A) pursuant to the Association’s notice of meeting, (B) by or at the direction of the Board of Directors, (C) by any shareholder of the Association who was a shareholder of record at the time the notice provided for in this Section 2.19 is delivered to the Secretary, who is entitled to vote at the annual meeting and who complied with the notice and other procedures set forth in this Section 2.19 or (D) in the case of shareholder nominations to be included in the Association’s proxy statement for such annual meeting, by any Eligible Holder (as defined in Section 2.20 of these Bylaws) who satisfies the requirements set forth in Section 2.20 of these Bylaws;

(ii)
For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (C) of paragraph (a)(i) of this Section 2.19, the shareholder must give timely notice thereof in writing to the Secretary and such other business must be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Association not less than one hundred and twenty days (120) nor more than one hundred and fifty days (150) days prior to the first anniversary of the date of the preceding year’s proxy statement; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or after the first anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 120th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in this Section 2.19(a) to the contrary, in the event that (x) the number of Directors to be elected to the Board of Directors at the next annual meeting of shareholders is increased by virtue of an increase in the size of the Board of Directors and (y) either all of the nominees for Director at the next annual meeting of shareholders or the size of the increased Board of Directors is not publicly announced or disclosed by the Association at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, then such shareholder’s notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal office of the Association not later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed;

(iii)
As to nominations of persons for election to the Board of Directors pursuant to clause (C) of paragraph (a)(i) of this Section 2.19, such shareholder’s notice shall set forth, as to each person whom the shareholder proposes to nominate for election as a Director, (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”), (B) a statement signed by the candidate confirming that the candidate will serve as a Director for the term for which he or she is standing for election if nominated by the Board of Directors and elected by the shareholders, consents to being named in the proxy statement as a nominee, will comply with the Association’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Related-Party Transaction Policy, Stock Ownership Retention Guidelines and any other rule, regulation, policy or standard of conduct applicable to the Directors, and will provide any information required or requested by the Association or its subsidiaries, or banking or other regulators, including, without limitation, all information requested by the form of Directors questionnaire used by the Association and (C) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) (or the corresponding provisions of any successor regulation) and the relevant listing standards of any exchange where the Association’s equity securities are listed;

(iv)
As to the proposal of business that the shareholder proposes to bring forth before the meeting (but not as to nominations of persons for election to the Board of Directors), such shareholder’s notice shall set forth (A) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by shareholders, (B) a brief written statement of the reasons why such shareholder favors the proposal and (C) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made;

(v)
In addition to the notice requirements of Section 2.19(a)(iii) and Section 2.19(a)(iv), as applicable, all shareholder notices, whether for nominations pursuant to clause (C) of paragraph (a)(i) of this Section 2.19 or other business, shall set forth (A) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (1) the name and address of such shareholder, as it appears on the Association’s books, and of such beneficial owner, (2) a representation that the shareholder is a holder of the Association’s voting shares (including the number and class or series of shares held), (3) with respect to nominations, a disclosure of any hedging or other arrangement with respect to any share of the Association (including any short position on or any borrowing or lending of shares) made by or on behalf of the shareholder (x) to mitigate loss to or manage risk of share price changes for the shareholder or (y) to increase or decrease the voting power of the shareholder, and (4) with respect to nominations, a description of all arrangements or understandings among the shareholder and the candidate and any other person or persons (naming such person or persons and including any person that may be deemed to be acting in concert with such shareholder under applicable federal or state securities or banking laws) pursuant to which the proposal is made by the shareholder; and (B) the names and addresses of any other shareholders or beneficial owners known to be supporting such nomination or proposal of business by the proposing shareholder on whose behalf the nomination or proposal is made;

(vi)
The Association may also require any proposed nominee to furnish such other information, including, without limitation, completion of the Association’s Directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a member of the Board of Directors or meet the requirements for membership on the Board of Directors or any committee thereof;

(vii)
For nominations to be properly brought before an annual meeting by a shareholder pursuant to clause (D) of paragraph (a)(i) of this Section 2.19, the shareholder must have given timely notice thereof in writing to the Secretary in accordance with paragraph (d) of Section 2.20 of these Bylaws and satisfy all other requirements of Section 2.20 of these Bylaws;

(b)    Special Meetings of Shareholders. Except as provided in the immediately following sentence, only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Association’s notice of meeting. In the event that the Association calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Association’s notice of meeting, if the shareholder notice required by Section 2.19(a)(ii) hereof shall be delivered to the Secretary of the Association at the principal office of the Association not later than the close of business on the tenth day following the day on which the date of the special meeting and either the names of the nominees proposed by the Board of Directors to be elected at such meeting or the number of directors to be elected is publicly announced or disclosed.
(c)    General.

(i)
The matters to be considered and brought before any annual or special meeting of shareholders of the Association shall be limited to only such matter, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in Section 2.19 and, if applicable, Section 2.20 of these Bylaws.

(ii)
The person presiding at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 2.19 or Section 2.20 of these Bylaws and, if not so given, shall direct and declare at the meeting that such nominees and other matters are not properly before the meeting and shall not be considered. Notwithstanding the foregoing provisions of this Section 2.19 and the provisions of Section 2.20 of these Bylaws, if the shareholder or a qualified representative of the shareholder does not appear at the annual or special meeting of shareholders of the Association to present any such nomination or make any such proposal, such nomination or proposal may be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Association.

(iii)
Notwithstanding anything to the contrary in these Bylaws, at the time its notice is delivered to the Secretary and at all times thereafter, a shareholder, as well as the shareholder’s nominee, shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws, as well as the federal and state banking requirements applicable to the Association or any banking subsidiary. Nothing in this Section 2.19 shall apply to (A) shareholder proposals made pursuant to Rule 14a-8 under the Exchange Act or (B) the election of Directors selected by or pursuant to any applicable provisions of the Articles of Association relating to the rights of the holders of any class or series of preferred stock of the Association to elect directors under specified circumstances.

(iv)
In no event shall the public announcement of an adjournment of an annual meeting or a special meeting or the postponement of any meeting that does not require a change in the record date for such meeting, or any announcement thereof, commence a new time period for the giving of a shareholder’s notice as described in these Bylaws.

(v)
For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Association under the Exchange Act.”

Section 2.20    Shareholder Nominations Included in the Association’s Proxy Materials.
(a)    Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 2.20, if expressly requested in the relevant Nomination Notice (as defined below), the Association shall include in its proxy statement for any annual meeting of shareholders:

(i)
the names of any person or persons nominated for election (each, a “Nominee”), which shall also be included on the Association’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to twenty (20) Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 2.20 (such Eligible Holder or group of Eligible Holders being a “Nominating Shareholder”);

(ii)	disclosure about each Nominee and the Nominating Shareholder required under the rules of the Securities and Exchange Commission

(the “SEC”) or other applicable law to be included in the proxy statement;

(iii)
any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of each Nominee’s election to the Board of Directors (subject, without limitation, to Section 2.20(e)(ii)), if such statement does not exceed five hundred (500) words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and

(iv)
any other information that the Association or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 2.20 and any solicitation materials or related information with respect to a Nominee.

For purposes of this Section 2.20, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Association designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Association, any Eligible Holder, any Nominating Shareholder, any Nominee and any other person so long as made in good faith (without any further requirements). The chair of any annual meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 2.20 and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.
(b)    Maximum Number of Nominees.

(i)
The Association shall not be required to include in the proxy statement for an annual meeting of shareholders more Nominees than that number of directors constituting the greater of (A) two (2) or (B) 25% of the total number of directors of the Association on the last day on which a Nomination Notice may be submitted pursuant to this Section 2.20 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees who the Board of Directors itself decides to nominate for election at such annual meeting; (2) Nominees who cease to satisfy, or Nominees of Nominating Shareholders that cease to satisfy, the eligibility requirements in this Section 2.20, as determined by the Board of Directors; (3) Nominees whose nomination is withdrawn by the Nominating Shareholder or who become unwilling to serve on the Board of Directors; and (4)

the number of incumbent directors who had been Nominees with respect to any of the preceding two (2) annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 2.20(d) below but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii)
If the number of Nominees pursuant to this Section 2.20 for any annual meeting of shareholders exceeds the Maximum Number then, promptly upon notice from the Association, each Nominating Shareholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Shareholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 2.20(d), a Nominating Shareholder or a Nominee ceases to satisfy the eligibility requirements in this Section 2.20 as determined by the Board of Directors, a Nominating Shareholder withdraws its nomination or a Nominee becomes unwilling or unable to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Association: (A) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (B) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c)    Eligibility of Nominating Shareholder.

(i)
An “Eligible Holder” is a person who has either (A) been a record holder of the shares of the Association used to satisfy the eligibility requirements in this Section 2.20(c) continuously for the three-year period specified in Subsection (ii) below or (B) provides to the Secretary of the Association, within the time period referred to in Section 2.20(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii)
An Eligible Holder or group of up to twenty (20) Eligible Holders may submit a nomination in accordance with this Section 2.20 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Association throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by a single employer or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Association that demonstrates that the funds meet the criteria set forth in (A), (B) or (C) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 2.20, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any shareholder cease to satisfy the eligibility requirements in this Section 2.20, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of shareholders, the group of Eligible Shareholders shall only be deemed to own the shares held by the remaining members of the group.

(iii)
The “Minimum Number” of shares of the Association means 3% of the number of outstanding shares of the Association as of the most recent date for which such amount is given in any filing by the Association under the Exchange Act prior to the submission of the Nomination Notice.

(iv)	For purposes of this Section 2.20, an Eligible Holder “owns” only those outstanding shares of the Association as to which the Eligible Holder possesses both:

(A)	the full voting and investment rights pertaining to the shares; and

(B)	the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Association, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.
An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five (5) business days’ notice, promptly recalls such loaned shares upon being notified by the Association that any of its Nominees will be included in the Association’s proxy materials and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Association are “owned” for these purposes shall be determined by the Board of Directors.

(v)
No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(d)    Nomination Notice. To nominate a Nominee, the Nominating Shareholder must, no earlier than one hundred and fifty (150) calendar days and no later than one hundred and twenty (120) calendar days before the anniversary of the date that the Association mailed its proxy statement for the prior year’s annual meeting of shareholders, submit to the Secretary of the Association at the principal office of the Association all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary of the prior year’s meeting date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is one hundred and twenty (120) days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(i)	A Schedule 14N (or any successor form) relating to each Nominee, completed and filed by the Nominating Shareholder as applicable, in accordance with applicable rules;

(ii)
A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including each group member);

(A)	the information required with respect to the nomination of directors pursuant to Sections 2.19(a)(iii) and 2.19(a)(v) of these Bylaws;

(B)
the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C)
a representation and warranty that the Nominating Shareholder acquired the securities of the Association in the ordinary course of business and did not acquire, and is not holding, securities of the Association for the purpose or with the effect of influencing or changing control of the Association;

(D)
a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Association’s securities are traded;

(E)    a representation and warranty that each Nominee:

(1)
does not have any direct or indirect relationship with the Association that would cause the Nominee to be considered not independent pursuant to the Association’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Association’s shares are traded;

(2)	meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Association’s shares are traded;

(3)	is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(4)	is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision);

(5)	meets the director qualifications set forth in Section 3.02 of these Bylaws);

(6)
is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;

(F)
a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 2.20(c) and has provided evidence of ownership to the extent required by Section 2.20(c)(i);

(G)	a representation and warranty that the Nominating Shareholder intends to continue to satisfy the eligibility requirements described in Section 2.20(c) through the date of the annual meeting and a statement regarding the Nominating Shareholder’s intent with respect to continued ownership of the Minimum Number of shares for at least one (1) year following the annual meeting; provided, however, that any Eligible Holder that is a registered open-end mutual fund under the Investment Company Act of 1940, and that seeks to replicate an index, will not violate this requirement as a result of changes to its common stock holdings in response to changes in the index or weightings of the securities in the index;

(H)
details of any position of a Nominee as an officer or director of any competitor (that is, any entity that offers products, provides services or engages in business activities that compete with or are alternatives to the products offered, services provided or business activities engaged in by the Association or its affiliates) of the Association, within the three years preceding the submission of the Nomination Notice;

(I)
a representation and warranty that the Nominating Shareholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board of Directors;

(J)
the details of any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of the Association and details of any agreement, arrangement or understanding with any person or entity as to how such Nominee would vote or act on any issue or question as a director (a “Voting Commitment”);

(K)	a statement detailing whether the Nominee is experienced in matters of risk management as set forth in 12 C.F.R. § 30;

(L)
a representation and warranty that the Nominating Shareholder will not use any proxy card other than the Association’s proxy card in soliciting shareholders in connection with the election of a Nominee at the annual meeting;

(M)	if desired, a Supporting Statement; and

(N)
in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii)	An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Shareholder (including each group member) agrees;

(A)	to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B)
to file any written solicitation or other communication with the Association’s shareholders relating to one or more of the Association’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C)
to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or any of its Nominees with the Association, its shareholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(D)
to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Association and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Association or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 2.20;

(E)
in the event that any information included in the Nomination Notice, or any other communication by the Nominating Shareholder (including with respect to any group member), with the Association, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Shareholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 2.20(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Association and any other recipient of such communication of (1) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (2) such failure; and

(iv)	An executed agreement, in a form deemed satisfactory by the Board of Directors, by each Nominee;

(A)	to provide to the Association such other information and certifications, including completion of the Association’s director questionnaire, as it may reasonably request;

(B)
at the reasonable request of the Nominating and Corporate Governance Committee, to meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Nominee to the Board of Directors, including the information provided by such Nominee to the Association in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board of Directors;

(C)
that such Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Association’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Related Party Transaction Policy, Stock Ownership and Retention Guidelines and any other Association policies and guidelines applicable to directors; and

(D)
that such Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Association that has not been disclosed to the Association, (ii) any Voting Commitment that has not been disclosed to the Association or (iii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a director of the Association, with its fiduciary duties under applicable law.

The information and documents required by this Section 2.20(d) to be provided by the Nominating Shareholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Shareholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.20(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Association.
(e)    Exceptions.

(i)
Notwithstanding anything to the contrary contained in this Section 2.20, the Association may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Shareholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Association), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:

(A)
the Nominating Shareholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of shareholders to present the nomination submitted pursuant to this Section 2.20, the Nominating Shareholder withdraws its nomination or the chair of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 2.20 and shall therefore be disregarded;

(B)
the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Association violating or failing to be in compliance with the Bylaws or Articles of Association or any applicable law, rule or regulation to which the Association is subject, including any rules or regulations of the primary stock exchange on which the Association’s shares are traded;

(C)
such Nominee was nominated for election to the Board of Directors pursuant to this Section 2.20 at one of the Association’s two (2) preceding annual meetings of shareholders and either withdrew or became ineligible or received less than 25% of the votes cast at such annual meeting;

(D)
(1) such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or (2) the Nominee’s election as a member of the Board of Directors would cause the Association to seek, or assist in the seeking of, advance approval or to obtain, or assist in the obtaining of, an interlock waiver pursuant to the rules or regulations of the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other federal or state regulator; or

(E)
the Association is notified, or the Board of Directors determines, that the Nominating Shareholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 2.20(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or such Nominee under this Section 2.20.

(ii)
Notwithstanding anything to the contrary contained in this Section 2.20, the Association may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board of Directors determines that:

(A)	such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B)
such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C)	the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

The Association may solicit against, and include in the proxy statement its own statement relating to, any Nominee.
ARTICLE III
Board of Directors
Section 3.01    General Powers. The Board of Directors shall have power to manage and administer the business and affairs of the Association and appoint management of the Association. The Board of Directors shall oversee the Association’s compliance with safe and sound banking practices and shall require management of the Association to establish and implement an effective risk governance framework that meets the standards of the OCC. Except as expressly limited by law, all corporate powers of the Association shall be vested in and may be exercised by the Board of Directors.
Section 3.02    Qualifications. Every director must, during his whole term of service, be a citizen of the United States, and at least a majority of the directors must have resided in the state, territory or district in which the Association is located, or within one hundred miles of the location of the office of the Association, for at least one year immediately preceding their election, and must be residents of such state or within one-hundred-mile territory of the location of the Association during their continuance in office, except that the OCC may, in the discretion of the OCC, waive the requirement of residency, and waive the requirement of citizenship in the case of not more than a minority of the total number of directors.
Each director shall own a qualifying equity interest in the Association or a company that has control of the Association in each case as required by applicable law. Each director shall own such qualifying equity interest in his or her own right and meet any minimum threshold ownership required by applicable law.
Section 3.03    Number and Tenure. Unless otherwise specifically provided in the Articles of Association, and subject to the provisions of 12 U.S.C. § 71a, the number of directors of the Association shall be as fixed from time to time by resolution of the Board of Directors or shareholders, but in no instance shall there be less than five nor more than 25 members, except that the OCC may, by regulation or order, exempt the Association from the 25-member limit established by that section. Pursuant to 12 U.S.C. § 76, the President (as defined below) of the Association shall be a member of the Board of Directors, but a director other than the President may be elected Chairperson (as defined below) of the Board of Directors.
Each director shall hold office until the next annual meeting of shareholders (unless the Articles of Association provide for staggering the terms of directors as permitted by applicable law or until removed). A director whose term expires shall continue to serve until such director’s successor shall have been elected and qualified or until there is a decrease in the authorized number of directors. No decrease in the authorized number of directors shall have the effect of shortening the term of any incumbent director. Unless required by the Articles of Association, directors do not need to be residents of Utah.

As required by applicable law, (i) each director shall execute either a joint or individual oath at the first meeting of the Board of Directors that the director attends after the director is appointed or elected; (ii) each director shall take another oath upon re-election, notwithstanding uninterrupted service; and (iii) the Association shall file the original executed oaths of directors with the appropriate OCC licensing office and retain a copy in the Association’s records.
Section 3.04    Resignation. Any director may resign at any time by giving a written notice of resignation to the Board of Directors, the Chairperson of the Board of Directors or the Secretary of the Association. A director’s resignation is effective when the notice is received by the Board of Directors, the Chairperson of the Board of Directors or the Secretary of the Association, unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation that is conditioned on failing to receive a specified vote for election as a director may provide it is irrevocable.
Section 3.05    Removal. The shareholders may remove one or more directors at a meeting called for that purpose, if the meeting notice states that a purpose of the meeting is such removal. The removal may be with or without cause unless the Articles of Association provide that directors may be removed only for cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director. If the Articles of Association provide for cumulative voting for the election of directors, a director may not be removed if a number of votes sufficient to elect the director under such cumulative voting is voted against removal. If cumulative voting is not in effect, a director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast against removal.
Section 3.06    Vacancies. Unless the Articles of Association provide otherwise, if a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the vacancy may be filled by the shareholders, a majority of the Board of Directors remaining in office or, if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.
If the vacant office was held by a director elected by a voting group of shareholders, only the holders of the shares of that voting group are entitled to vote to fill the vacancy if it is filled by the shareholders.
A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date or otherwise) may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.
The terms of directors elected to fill vacancies generally expire at the next annual shareholders’ meeting. If a new director is elected to fill a vacancy in a position having a term extending beyond the date of the next annual meeting of shareholders, the term of such new director shall be the unexpired term of the director’s predecessor in office or the term designated for the director at the time of the creation of the position being filed.

Section 3.07    Regular Meetings. Regular meetings of the Board of Directors may be held without notice of the date, time, place or purposes of the meetings, if the times of such meetings are fixed by resolution of the Board of Directors.
Section 3.08    Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairperson, the Chief Executive Officer (as defined below) or not less than three (3) directors. The person or persons authorized to call special meetings of the Board of Directors may fix the time and place of the meetings so called.
Section 3.09    Place of Meetings - Meetings by Telephone. The Board of Directors may hold regular or special meetings in or out of the State of Utah. Unless the Articles of Association or another provision in the Bylaws provide otherwise, the Board of Directors may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may hear each other during the meeting.
Section 3.10    Notice of Meetings. Unless the Articles of Association, another provision in the Bylaws or applicable law provides otherwise, regular meetings of the board may be held without notice of the date, time, place, or purposes of the meeting. Unless the Articles of Association or another provision in the Bylaws provide for a longer or shorter period, special meetings of the Board of Directors must be preceded by at least two days’ notice of the date, time, and place of the meeting. The notice need not describe the purpose of the special meeting unless required by the Articles of Association, another provision in the Bylaws or applicable law.
Section 3.11    Waiver of Notice. Any director may waive notice of any meeting before or after the date of the meeting. Except as provided in the next sentence, the waiver must be in writing, signed by the director entitled to the notice, and delivered to the Association for filing with the corporate records (but delivery and filing are not conditions to its effectiveness). A director’s attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting, or promptly upon the director’s arrival, objects to holding the meeting or transacting business at the meeting because of lack of notice or defective notice, and does not thereafter vote for or assent to action taken at the meeting.
Section 3.12    Quorum and Manner of Acting. For the transaction of business, a quorum of the Board of Directors shall be at least a majority of the entire Board of Directors then in office. Once a director is represented for any purpose at a meeting, including the purpose of determining that a quorum exists, such director shall be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of the meeting, unless a new notice is sent for the adjourned meeting.
The affirmative vote of a majority of directors present at a meeting at which a quorum is present when the vote is taken shall be the act of the Board of Directors, unless the Articles of Association, another provision in the Bylaws or applicable law require the vote of a greater number of directors. A director may not vote by proxy.

A director who is present at a meeting of the Board of Directors when corporate action is taken is considered to have assented to the action taken at the meeting unless:
(a)    the director objects at the beginning of the meeting (or promptly upon arrival) to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to any action taken at the meeting;
(b)    the director contemporaneously requests that such director’s dissent or abstention as to any specific action be entered into the minutes of the meeting; or
(c)    the director causes written notice of a dissent or abstention as to any specific action to be received by the presiding officer of the meeting before adjournment of the meeting or by the Association promptly after adjournment of the meeting. The right of dissent or abstention as to a specific action is not available to a director who votes in favor of the action taken.
Section 3.13    Action Without a Meeting. Unless the Articles of Association, these Bylaws or applicable law provide otherwise, any action required or permitted to be taken by the Board of Directors at a meeting may be taken without a meeting if all the directors consent in writing or by email or other electronic transmission to the action as permitted by applicable law. Action is considered to have been taken by such written consent when the last director signs a writing describing the action taken, unless prior to that time any director has revoked a consent by a writing signed by the director and received by an authorized officer of the Association. An action so taken is effective at the time it is taken, unless the Board of Directors establishes a different effective date. An action taken by written consent of the directors as described in this Section has the same effect as action taken at a meeting of directors and may be described as such in any document.
Section 3.14    Altering Quorum or Voting Requirements. A bylaw that fixes a greater quorum or voting requirement for the Board of Directors than is required by applicable law may be amended or repealed:
(a)    if originally adopted by the shareholders, only by the shareholders, unless the bylaw specifically provided that it could be amended by a vote of either the shareholders or the Board of Directors; or
(b)    if originally adopted by the Board of Directors, by the shareholders or, unless otherwise provided in the Articles of Association or Bylaws, by the Board of Directors.
Action by the Board of Directors to amend or repeal a bylaw that changes the quorum or voting requirement for the Board of Directors must meet the same quorum requirement and be adopted by the same vote required to take action under the quorum or voting requirement then in effect or proposed to be adopted, whichever is greater.
Section 3.15    Compensation. Unless otherwise provided in the Articles of Association or these Bylaws, the Board of Directors may fix the compensation of directors. Pursuant to this authority, the directors may, by resolution, provide for directors to be paid their expenses, if any, of attendance at each meeting of the Board of Directors, and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the Board of Directors or both. No such payment shall preclude any director from serving the Association in any capacity and receiving compensation therefor.
Section 3.16    Committees.
(a)    Creation of Committees. Unless the Articles of Association or these Bylaws provide otherwise, the Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee must have two or more members, who serve at the pleasure of the Board of Directors.
(b)    Selection of Committee Members. The creation of a committee and appointment of members to it must be approved by the greater of:

(i)	a majority of all the directors in office when the action is taken; or

(ii)	the number of directors required by the Articles of Association or Bylaws to take action under Section 3.11 of these Bylaws.
(c)    Procedures. The Board shall designate one member of each committee as its Chairperson. Each committee may fix its own rules of procedure which shall not be inconsistent with these Bylaws. It shall keep regular minutes of its proceedings and periodically report the same to the Board of Directors. Regular or special meetings of Board committees may be held without notice at such times and places as called by the Chairperson of the Board, the Chief Executive Officer or the Chairperson or a majority of the members of such committee. Sections 3.06 through 3.12 of these Bylaws, which govern meetings, action without meeting, notice, waiver of notice, and quorum and voting requirements of the Board of Directors, apply to committees and their members as well.
(d)    Authority. Unless limited by the Articles of Association or these Bylaws, each committee may exercise those aspects of the authority of the Board of Directors (as set forth in Section 3.01 of these Bylaws) which the Board of Directors confers upon such committee in the resolution creating the committee, but no such committee shall have the power or authority to act with respect to the following matters: (i) approving or adopting, or recommending to the shareholders, any action or matter expressly required by law to be submitted to the shareholders for approval, (ii) adopting, amending or repealing these Bylaws, or (iii) removing or indemnifying directors.
(e)    Impact on Duty of Directors. The creation of, delegation of authority to, or action by a committee does not alone constitute compliance by a director with the standards of conduct referenced in Section 3.16 of these Bylaws.
Section 3.17    Standards of Conduct. Each director is to discharge such director’s duties as a director, including duties as a member of a committee, in compliance with the standards of conduct set forth by applicable law.

Section 3.18    Limitation of Liability. If not already so provided in the Articles of Association of this Association, the Association shall, to the maximum extent permitted by law, eliminate or limit the liability of directors to the Association or to its shareholders for monetary damages for any action taken or any failure to take action as a director, by an amendment to its Articles of Association, or by the adoption of a bylaw or resolution approved by the same percentage of shareholders as would be required to approve an amendment to the Articles of Association to include such provision. No such provision may eliminate or limit the liability of a director for:
(a)    the amount of a financial benefit received by a director to which the director is not entitled;
(b)    an intentional infliction of harm on the Association or the shareholders;
(c)    an unlawful distribution in violation of applicable law;
(d)    an intentional violation of criminal law; or
(e)    liability for any act or omission occurring prior to the date such a provision becomes effective.
ARTICLE IV
Executive Committee
Section 4.01    Appointment. The Board of Directors, by resolution adopted by a majority of the full Board, may designate three (3) or more of its members to constitute an Executive Committee. The creation of, delegation of authority to, or action by the Executive Committee does not alone constitute compliance by a director with the standards of conduct described in Section 3.17 of these Bylaws.
Section 4.02    Authority. The Executive Committee, when the Board of Directors is not in session, shall have and may exercise all of the authority of the Board of Directors except to the extent, if any, that such authority shall be limited by the resolution appointing the Executive Committee, and except also that the Executive Committee shall not have the authority of the Board of Directors in reference to amending the Articles of Association, adopting a plan of merger or consolidation, recommending to the shareholders the sale, lease or other disposition of all or substantially all of the property and assets of the Association otherwise than in the usual and regular course of its business, or amending the Bylaws of the Association.
Section 4.03    Tenure and Qualifications. Each member of the Executive Committee shall hold office until the next regular annual meeting of the Board of Directors following his or her designation and until such member’s successor is designated as a member of the Executive Committee.
Section 4.04    Meetings. Regular meetings of the Executive Committee may be held without notice at such times and places as called by the Chairperson of the Board, the Chief Executive Officer or a majority of the Executive Committee. Special meetings of the Executive Committee may be called by the Chairperson of the Board, the Chief Executive Officer or a majority of the Executive Committee, and notice of special meetings may be written or oral, and if mailed, shall be deemed to be delivered when deposited in the United States mail addressed to the member of the Executive Committee at his or her business address. Any member of the Executive Committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the Executive Committee need not state the business proposed to be transacted at the meeting.
Section 4.05    Quorum and Manner of Acting. A majority of the members of the Executive Committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the Executive Committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.
Section 4.06    Action Without a Meeting. Any action required or permitted to be taken by the Executive Committee at a meeting may be taken without a meeting if all the members consent in writing to the action. Action is considered to have been taken by such written consents when the last director signs a writing describing the action taken, unless prior to that time any member of the Executive Committee has revoked a consent by a writing signed by the member and received by an authorized officer of the Association. An action so taken is effective at the time it is taken, unless the Executive Committee establishes a different effective date. An action taken by written consent of the Executive Committee as described in this section has the same effect as action taken at a meeting of Executive Committee and may be described as such in any document.
Section 4.07    Vacancies. If a vacancy occurs on the Executive Committee, the vacancy may be filled by a resolution adopted by a majority of the full Board of Directors.
Section 4.08    Resignations and Removal. The Board of Directors may remove one or more members of the Executive Committee at a meeting called for that purpose. The removal may be with or without cause. Any member of the Executive Committee may resign at any time by giving a written notice of resignation to the Association. A member’s resignation is effective when the notice is received by the Association, or on such later date as may be specified in the notice of resignation.
Section 4.09    Procedure. The Board shall appoint a member of the Executive Committee as its Chairperson. The Executive Committee may fix its own rules of procedure which shall not be inconsistent with these Bylaws. It shall keep regular minutes of its proceedings and report the same to the Board of Directors for its information at the next meeting of the Board.
ARTICLE V
Officers
Section 5.01    Number and Qualifications. The officers of the Association shall include a Chief Executive Officer, a President and a Secretary, each of whom shall be appointed by the Board of Directors. The Association may also have such other officers and assistant officers as the Board of Directors in its discretion may determine, by resolution, to be appropriate, including a Chairperson of the board, a President, one or more vice presidents, a controller, a treasurer, assistant secretaries and assistant treasurers. All such officers shall be appointed by the Board of Directors, except that if specifically authorized by the Board of Directors, an officer may appoint one or more officers or assistant officers. The same individual may simultaneously hold more than one office in the Association.
Section 5.02    Appointment and Term of Office. The officers of the Association shall be appointed by the Board of Directors (or, to the extent permitted by Section 5.01 above, by an officer specifically authorized by the board to make such appointments), for such terms as may be determined by the Board of Directors. Neither the appointment of an officer nor the designation of a specified term creates or grants to the officer any contract rights, and the Board of Directors can remove the officer at any time prior to the termination of any term for which the officer may be appointed. If no other term is specified, officers shall hold office until they resign, die, or until they are removed or replaced in the manner provided in Section 5.03 below, or applicable law.
Section 5.03    Removal and Resignation of Officers. Any officer or agent of the Association may be removed or replaced by the Board of Directors, or by the supervising officer to whom the officer reports, at any time with or without cause. If the employment of an officer who is also an employee of the Association is terminated for any reason, then, unless provided for differently in writing at or prior to the time of termination, the supervising officer to whom the terminated employee reports shall be deemed to remove such officer from all such offices held by such officer, effective as of the officer’s termination date, automatically and without further action by the supervising officer. The appointment of a replacement officer shall constitute the removal of the person previously holding such office. An officer may resign at any time by giving a written notice of the resignation to the Association. Resignations shall become effective as provided under applicable law.
Section 5.04    Authority and Duties. In each case subject to the supervision and direction of the Board of Directors and the supervising officer(s) to whom such individual reports, the officers of the Association shall have the authority and perform the duties specified below and as may be additionally specified by the Board of Directors, the Chief Executive Officer or these Bylaws, except that in any event each officer shall exercise such powers and perform such duties as may be required by law:
(a)    Chairperson of the Board of Directors. The Board of Directors shall appoint one of its members to be its Chairperson (the “Chairperson”) to serve at the pleasure of the Board of Directors. The Chairperson shall preside at all meetings of the Board of Directors. The Chairperson shall supervise the carrying out of the policies adopted or approved by the Board of Directors. The Chairperson shall have general executive powers, as well as the specific powers conferred by these Bylaws. The Chairperson shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to the Chairperson by the Board of Directors.
(b)    Chief Executive Officer. The Board of Directors shall appoint one of its members as Chief Executive Officer of the Association (the “Chief Executive Officer”). The Chief Executive Officer shall serve in that capacity and have general and active control of the Association’s affairs and business and general supervision of its officers, agents and employees. The Chief

Executive Officer shall: (i) in the absence of a Chairperson of the Board of Directors, preside at all meetings of the shareholders and the Board of Directors; (ii) cause all orders and resolutions of the Board of Directors to be carried into effect; and (iii) perform all other duties as the Board of Directors may from time to time prescribe.
(c)    President. The Board of Directors shall appoint one of its members to be President of the Association (the “President”). The President shall serve in that capacity and participate in the supervision of the business and affairs of the Association. The President shall: (i) in the absence of the Chairperson and Chief Executive Officer, preside at all meetings of the shareholders and the Board of Directors; (ii) at the request of the Board of Directors or the Chief Executive Officer perform the duties of the Chief Executive Officer and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer; and (iii) perform all other duties as the Board of Directors or the Chief Executive Officer may from time to time prescribe.
(d)    Secretary. The Board of Directors shall appoint a secretary or other designated officer who shall be Secretary of the Board of Directors and of the Association (the “Secretary”). The Secretary shall take such actions, or exercise supervision over assistant secretaries or any such other officers as may be appointed by the Board of Directors, to: (i) prepare and maintain minutes of the proceedings of the shareholders and of the Board of Directors; (ii) prepare and maintain the other records and information required to be kept by the Association under Section 2.15 of these Bylaws; (iii) see that all notices are duly given in accordance with the provisions of these Bylaws or other applicable law; (iv) be custodian of the corporate records and of any seal of the Association; (v) when requested or required, authenticate any records of the Association; (vi) sign with the Chief Executive Officer, President, or a vice president, certificates for shares of the Association, the issuance of which shall have been authorized by resolution of the Board of Directors; (vii) have general charge of the stock transfer books of the Association, unless the Association has a transfer agent; and (viii) perform all other duties as the Board, the Chief Executive Officer or the President may from time to time prescribe.
(e)    Chief Audit Officer. The Board of Directors shall appoint a Chief Audit Officer (or similarly designated office) of the Association (the “Chief Audit Officer”) who shall lead the internal audit function of the Association, and shall have and may exercise the powers conferred by these Bylaws and any and all other powers and duties which by law, regulation or practice pertain to the office of the Chief Audit Officer. The Chief Audit Officer shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to the Chief Audit Officer by the Board of Directors. The Chief Audit Officer may delegate the powers and duties held by the Chief Audit Officer to such other officers of the Association as the Chief Audit Officer sees fit. The Chief Audit Officer shall have unrestricted access to the Board of Directors and its committees.
(f)    Chief Risk Officer. The Board of Directors shall appoint a Chief Risk Officer of the Association (the “Chief Risk Officer”) who shall lead an independent risk management unit of the Association, and shall have and may exercise the powers conferred by these Bylaws and any and all other powers and duties which by law, regulation or practice pertain to the office of the Chief

Risk Officer. The Chief Risk Officer shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to the Chief Risk Officer by the Board of Directors. The Chief Risk Officer may delegate the powers and duties held by the Chief Risk Officer to such other officers of the Association as the Chief Risk Officer sees fit. The Chief Risk Officer shall have unrestricted access to the Board of Directors and its committees.
(g)    Chief Financial Officer. The Chief Financial Officer of the Association (the “Chief Financial Officer”) shall be the principal financial officer of the Association and participate in or provide oversight of strategic planning, corporate finance and accounting for the Association. The Chief Financial Officer shall exercise general supervision of any controller, treasurer or such other officers as may be appointed by the Board of Directors to conduct or oversee the financial activities of the Association, including such acts to: (i) pay out of available funds all bills and other just debts of the Association of whatever nature upon maturity; (ii) maintain the Association’s financial records and methods and systems of accounting; (iii) prepare and furnish to the Chief Executive Officer and the Board of Directors such reports and financial information as may be required from time to time; and (iv) perform all other duties as the Board or the Chief Executive Officer may from time to time prescribe.
(h)    Vice Presidents. Vice presidents, however designated, shall directly or indirectly assist the Chief Executive Officer and President and shall perform all other duties as the Board of Directors, the Chief Executive Officer, the President or the officer appointing such Vice President may from time to time prescribe.
(i)    Other Officers. In addition to the above named officers, the Association may establish such offices, and the Board of Directors may appoint such officers and attorneys-in-fact, as the Board of Directors in its discretion may from time to time determine to be appropriate. The same individual may simultaneously hold more than one office in the Association. Such officers shall respectively exercise such powers and perform such duties as pertain to their several divisions and/or offices, or as may be conferred upon or assigned to them by the Board of Directors or these Bylaws. The Board of Directors may delegate any or all of its powers, discretion and authority set forth in this Section 5.04 to any officer of the Association.
Section 5.05    Surety Bonds. The Board of Directors may require any officer or agent of the Association to provide to the Association a bond, in such sums and with such sureties as may be satisfactory to the board, conditioned upon the faithful performance of such individual’s duties and for the restoration to the Association of all books, papers, vouchers, money, securities and other property of whatever kind in such officer’s possession or under such officer’s control belonging to the Association.
Section 5.06    Compensation. Officers shall receive such compensation for their services as may be authorized or ratified by the Board of Directors and no officer shall be prevented from receiving compensation by reason of the fact that such officer is also a director of the Association. Appointment as an officer shall not of itself create a contract or other right to compensation for services performed as such officer.

ARTICLE VI
Trust Department
Section 6.01    Trust Department. There shall be a department of the Association known as the Trust Department which shall perform both fiduciary and non-fiduciary responsibilities of the Association, including, but not limited to, serving as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and in any other fiduciary capacity as national banks are permitted under state law.
Section 6.02    Senior Trust Officers. There shall be two senior trust officers (the “Senior Trust Officers”) of this Association whose respective duties shall be to manage, supervise and direct all the activities of the Trust Department for each of Personal Trust, Discretionary Investment Management and Corporate Trust. Each of such Senior Trust Officers shall do or cause to be done all things necessary or proper in carrying on the business of the Trust Department in accordance with provisions of law and applicable regulations. The Senior Trust Officers shall act pursuant to opinion of counsel where such opinion is deemed necessary. Opinions of counsel shall be retained on file in connection with all important matters pertaining to fiduciary activities. The Senior Trust Officers shall be responsible for all assets and documents held by the Association in connection with fiduciary matters being administered by the Trust Department.
The Senior Trust Officers and any other officers of the Trust Department shall be appointed by the Board of Directors or their authorized delegee pursuant to Section 5.01 above.
Section 6.03    Trust Department Files. There shall be maintained in the Trust Department files containing all fiduciary records necessary to assure that its fiduciary responsibilities have been properly undertaken and discharged.
Section 6.04    Trust Investments. Funds held in a fiduciary capacity shall be invested in accordance with the instrument establishing the fiduciary relationship and local law. Where such instrument does not specify the character and class of investments to be made and does not vest in the Association discretion in the matter, funds held pursuant to such instrument shall be invested in investments in which corporate fiduciaries may invest under local law.
Section 6.05    Audits of the Trust Department. At least once during each calendar year, the Association shall arrange for a suitable audit (by internal or external auditors) of all significant fiduciary activities under the direction of the audit committee of the Board of Directors, as shall have been appointed under Article III hereof. The Association shall note the results of the audit (including significant actions taken as a result of the audit) in the minutes of the Board of Directors. In lieu of annual audits, the Association may adopt a continuous audit system in accordance with 12 C.F.R. § 9.9(b).
ARTICLE VII
Stock
Section 7.01    Certificates for Shares; Shares Without Certificates.

(a)    Use of Certificates. Shares of the Association may, but need not be, represented by certificates. Unless any applicable statute expressly provides otherwise, the rights and obligations of shareholders are not affected by whether or not their shares are represented by certificates.
(b)    Content of Certificates. Certificates representing shares of the Association must, at a minimum, state on their face:

(i)	the name of the Association, and that it is a national bank under Federal law;

(ii)	the name of the person to whom the certificate is issued; and

(iii)	the number and class of shares and the designation of the series, if any, the certificate represents.
If the Association is authorized to issue different classes of shares or different series within a class, the designations, preferences, limitations, and relative rights applicable to each class, the variations in preferences, limitations, and relative rights determined for each series, and the authority of the Board of Directors to determine variations for any existing or future class or series, must be summarized on the front or back of each certificate. Alternatively, each certificate may state conspicuously on its front or back that the Association will furnish the shareholder such information on request in writing and without charge.
Each share certificate must be signed (either manually or by facsimile) by the Chief Executive Officer, President or a vice president and by the Secretary or an assistant secretary, or by any two other officers as may be designated in these Bylaws or by the Board of Directors. Each certificate for shares is to be consecutively numbered or otherwise identified.
(c)    Shares Without Certificates. Unless the Articles of Association or these Bylaws provide otherwise, the Board of Directors may authorize the issuance of some or all of the shares of any or all of its classes or series without certificates. Such an authorization will not affect shares already represented by certificates until they are surrendered to the Association.
Within a reasonable time after the issuance or transfer of shares without certificates, the Association shall send the shareholder a written statement of the information required on certificates as set forth on Section 7.02(b) above.
(d)    Shareholder List. The Association shall maintain a record of the names and addresses of the persons to whom shares are issued.
(e)    Transferring Certificated Shares. All certificates surrendered to the Association for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed, or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the Association as the Board of Directors may prescribe.

(f)    Registration of the Transfer of Shares. Registration of the transfer of shares of the Association shall be made only on the stock transfer books of the Association. In order to register a transfer, the record owner shall surrender the shares to the Association for cancellation, properly endorsed by the appropriate person or persons with reasonable assurances that the endorsements are genuine and effective. Unless the Association has established a procedure by which a beneficial owner of shares held by a nominee is to be recognized by the Association as the owner, the person in whose name shares stand on the books of the Association shall be deemed by the Association to be the owner thereof for all purposes.
Section 7.02    Restrictions on Transfer of Shares Permitted. The Association may impose restrictions on the transfer of its stock reasonably calculated to assure compliance with applicable laws, to simplify the work of the Association with respect to stock transfers, voting at shareholders’ meetings and related matters and to protect it against fraudulent transfers. A restriction does not affect shares issued before the restriction was adopted unless the holders of the shares are parties to a restriction agreement or otherwise consented to the restriction.
A restriction on the transfer or registration of transfer of shares is valid and enforceable against the holder or a transferee of the holder if the restriction is authorized by this section and its existence is noted conspicuously on the front or back of the certificate, or is contained in the information statement required by Section 7.02(c) of these Bylaws with regard to shares issued without certificates. Unless so noted, a restriction is not enforceable against a person without knowledge of the restriction.
Section 7.03    Acquisition of Shares by the Association. Subject to any limitations under applicable law, the Association may acquire its own shares and shares so acquired constitute authorized but unissued shares.
ARTICLE VIII
Indemnification
Section 8.01    Indemnification. Except as provided in Section 8.03 of these Bylaws, the Association shall, to the maximum extent permitted, indemnify an individual made a party to a proceeding because he or she is or was an institution-affiliated party, as defined at 12 U.S.C. § 1813(u) (an “Institution-Affiliated Party”), against liability incurred in the proceeding if his or her conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the Association’s best interests, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Termination of the proceeding by judgment, order, settlement, conviction, upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the Institution-Affiliated Party did not meet the standard of conduct described in this Section 8.01.
Section 8.02    Banking Agency Proceedings or Actions. The Association shall make or agree to make indemnification payments to an Institution-Affiliated Party for an administrative proceeding or civil action initiated by any Federal banking agency, that are reasonable and consistent with the requirements of 12 U.S.C. § 1828(k) and its implementing regulations. The Association shall indemnify an Institution-Affiliated Party for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a Federal banking agency, in accordance with applicable law; provided, that such payments are consistent with safe and sound banking practices.
Section 8.03    Certain Restrictions on Indemnification. The Association may not indemnify an Institution-Affiliated Party in connection with a proceeding by or in the right of an Association in which such Institution-Affiliated Party was adjudged liable to the Association, or in connection with any other proceeding charging that such party derived an improper personal benefit, whether or not involving action in his or her official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.
Section 8.04    Mandatory Indemnification. Subject to the restrictions in Section 8.03 above, the Association shall indemnify a director or officer of the Association who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he or she was a party because he or she is or was a director or officer of the Association, against reasonable expenses incurred by him or her in connection with the proceeding or claim with respect to which he or she has been successful.
Section 8.05    Determination. The Association may not indemnify an Institution-Affiliated Party under Section 8.01 of these Bylaws unless authorized and a determination has been made in a specific case that indemnification of the Institution-Affiliated Party is permissible in the circumstances because the Institution-Affiliated Party has met the applicable standard of conduct set forth in Section 8.01 of these Bylaws. Such determination shall be made either (a) by the Board of Directors or their designee in accordance with applicable law, or (b) by the holders of common stock of the Association, by a majority of the votes entitled to be cast by holders of qualified shares present in person or by proxy at a meeting. The majority of the votes entitled to be cast by the holders of all qualified shares constitute a quorum for purposes of action that complies with this Section 8.05.
Section 8.06    General Indemnification. The indemnification and advancement of expenses provided by this Article VIII shall not be construed to be exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Association, these Bylaws, any agreement, any vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
Section 8.07    Advances. The Association, in accordance applicable law, shall pay for or reimburse the reasonable expenses incurred by an Institution-Affiliated Party who is a party to a proceeding in advance of final disposition of the proceeding if (a) such party furnishes the Association a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct described in Section 8.01 of these Bylaws, (b) such party furnishes to the Association a written undertaking in the form required by applicable law, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the applicable standard of conduct and (c) a determination is made that the facts then known to those making a determination would not preclude indemnification under this Article VIII.

Section 8.08    Scope of Indemnification. Except as otherwise provided in these Bylaws, the indemnification and advancement of expenses authorized by this Article VIII are intended to permit the Association to indemnify to the fullest extent permitted by applicable law, any and all persons whom it shall have power to indemnify under applicable law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such laws.  Any indemnification or advancement of expenses hereunder shall, unless otherwise provided when the indemnification or advancement of expenses is authorized or ratified, continue as to a person who has ceased to be an Institution-Affiliated Party and shall inure to the benefit of such person’s heirs, executors and administrators.
Section 8.09    Insurance. The Association may provide for the payment of reasonable premiums for insurance on behalf of a person who is or was an Institution-Affiliated Party, or who, while serving as an Institution-Affiliated Party, is or was serving at the request of the Association as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic Association, or other person, or of an employee benefit plan, against liability asserted against or incurred by him or her in any such capacity or arising out of his or her status in any such capacity, whether or not the Association would have the power to indemnify him or her against the liability under the provisions of this Article VIII or applicable law, as the same may hereafter be amended or modified; provided, that such liability insurance shall be consistent with the requirements of 12 C.F.R. 7.2014 and shall exclude coverage of liability for a formal order assessing civil money penalties against an Institution-Affiliated Party.
Section 8.10    Reliance Upon Corporate Records. Each director and officer and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Association or of any of its subsidiaries, or upon information, opinions, reports or statements made to the Association or any of its subsidiaries by any officer or employee of the Association or of a subsidiary or by any committee designated by the Board of Directors or by any other person as to matters such director, officer or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Association.
Section 8.11    Other Rights and Remedies. The rights to indemnification and advancement of expenses provided in this Article shall be in addition to any other rights which a party may have or hereafter acquire under any applicable law, contract, order or otherwise.
Section 8.12    Severability. If any provision of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason, the remaining provisions of this Article VIII shall not be affected or impaired thereby, but shall, to the fullest extent possible, be construed so as to give effect to the intent of this Article VIII that each party covered hereby is entitled to the fullest protection permitted by applicable law.
ARTICLE IX
Amendments to Bylaws

Section 9.01    Authority to Amend. The Association’s Board of Directors may amend these Bylaws or repeal and adopt new bylaws at any time. The Association’s shareholders entitled to vote may adopt additional bylaws and may amend or repeal any of these Bylaws, whether or not adopted by them, at any time.
ARTICLE X
Miscellaneous
Section 10.01    Corporate Seal. The Board of Directors shall provide for a corporate seal, to be in such a form as the directors may determine to be appropriate, and any officer of the Association may, when and as required or as determined to be appropriate, affix or impress the seal, or a facsimile thereof, to or on any instrument or document of the Association.
Section 10.02    Fiscal Year. The fiscal year of the Association shall begin on the 1st day of January and end on the 31st day of December in each year.
Section 10.03    Execution of Instruments. All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents (collectively, “instruments”) may be signed, executed, acknowledged, verified, delivered or accepted in behalf of the Association by the Chairperson, or the Chief Executive Officer, or any vice president (however designated), or any other officer who holds a position that is senior to a vice president (however designated), or the Secretary or any assistant secretary, or if in connection with the exercise of fiduciary powers of the Association, by any of said officers or by any Trust Officer. Any such instruments may also be executed, acknowledged, verified, delivered or accepted in behalf of the Association in such other manner and by such other officers or individuals as the board of directors or its authorized delegee may from time to time direct. The provisions of this Section 10.03 are supplementary to any other provisions of these Bylaws.
(END)

CERTIFICATE OF ADOPTION OF SECOND AMENDED AND RESTATED BYLAWS
OF
ZIONS BANCORPORATION, NATIONAL ASSOCIATION
The undersigned hereby certifies that he is the duly appointed and acting Secretary of ZIONS BANCORPORATION, NATIONAL ASSOCIATION, a National Association, and that the foregoing Second Amended and Restated Bylaws were approved and adopted by a vote of the directors of the Association, effective as of April 1, 2019, and a record of such action is maintained in the minute book of the Association.
Executed this 1st day of April, 2019.
/s/ Thomas E. Laursen
Thomas E. Laursen, Secretary